SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

May 14, 2004

THE EXPLORATION COMPANY OF DELAWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

500 North Loop 1604 East, Suite 250
San Antonio, Texas	78232
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Item 5: Other Events

On May 18, 2004 the Registrant issued a press release announcing the placement of a $16 million equity offering with accredited private investors. Included were 4,266,669 shares of its common stock issued at a purchase price of $3.75 and warrants to purchase an additional 1,280,000 common shares exercisable, from six-months to 3.5 years after closing of this transaction, at $4.25.

Net proceeds of $15.04 million will be used to expand the Registrant's drilling program for 2004 by over 50 percent. Exhibit 99.1 contains further details on the planned expansion of the drilling program.

Registrant will file a registration statement with the Securities and Exchange Commission within 30 days after completion of the transaction, covering the resale of shares of common stock sold in the private placement or issuable upon exercise of the warrants. First Albany Capital and C.K. Cooper & Co. served as placement agents for the transaction.

Item 9: Regulation FD Disclosure

On May 14, 2004 the Registrant delivered a presentation at its shareholders meeting in San Antonio, Texas. An outline of that presentation is included at Exhibit 99.2. During the presentation, Mr. Roberto Thomae reviewed operations update, and Mr. P. Mark Stark reviewed financial information, discussing previously disclosed data.

The following exhibits are furnished herewith:

Exhibit
Number Description

99.1	Press release issued May 18, 2004, titled "The Exploration Company Announces $16 Million Equity Placement To Increase Its CAPEX and Expedite Maverick Basin Development."

99.2	Outline of presentation slides used at The Exploration Company's Shareholders' meeting on May 14, 2004 at the Petroleum Club in San Antonio, Texas.

The information in this Report (including Exhibit 99.1 and 99.2) is furnished pursuant to Item 9 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 20, 2004

THE EXPLORATION COMPANY OF DELAWARE, INC.

/s/ P. Mark Stark

P. Mark Stark
Chief Financial Officer
(Principal Accounting and Financial Officer)